Exhibit 6.1

Valiant Eagle Inc.

Employee Compensation Agreement

Name of Officer (herein "Employee"): Xavier Mitchell

Position: Chief Executive Officer

Name of Employer (herein "Employer"): Valiant Eagle Inc.

Commencement Date: April 1st, 2021

Compensation: $5,000 monthly that will accrue interest at 8% compounded annually until paid.

THIS AGREEMENT is entered into between Valiant Eagle Inc., a Delaware corporation ("Employer"), and Employee for the following purposes and upon the following conditions:

1.   Employment. Employer hereby employs Employee as provided herein and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

2.   Term. This Agreement is for a five year term and begins April 1st, 2021 and will be automatically renewed for another five year term, unless; (1) the Board of Directors (the 'Board") delivers written notice of non-renewal at least sixty (60) days before expiration of the initial term; (2) it is terminated sooner pursuant to the terms of this Agreement; or (3) the Employee delivers written notice of resignation to the Board of Directors. Thereafter, this Agreement will be automatically renewed for successive five-year terms under the same conditions.

3.   Compensation. $5,000 monthly.

4.   Duties. Employee shall serve as Chief Executive Officer of Valiant Eagle Inc. and will fulfill his fiduciary duties to the stakeholders.

5.   Working Facilities. Employee shall work from the corporate office located at 6320 Canoga Ave., Suite 1564, Woodland Hills, Ca 91367

6. Business Expenses. Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel and similar items. Employer will reimburse Employee for all such expenses upon presentation by Employee of an itemized account of such expenditures. Such expenditures shall be within an approved budget for such expenses. A corporate credit card will be issued to Employee.

7. Death or Disability. The Employee's employment by the Employer pursuant hereto is subject to termination during the Term of this Agreement as follows:

(a)   Death. Employee's employment hereunder shall terminate upon his death. In such event, the Employee's compensation shall be paid through the date of Employee's death. Eligibility for all other benefits shall be determined by the terms of any applicable plan or program.

(b)   Disability. The Employer may, by written notice to the Employee, terminate the Employee's employment if, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder for sixty consecutive days or for a total of ninety days in any three hundred sixty five day period (the "Disability Period"). In the event of such termination, the Employee shall receive the same benefits payable in the event of death; provided however that if any time during the Term of this Agreement the Employer should adopt a disability policy, the terms of such policy shall govern.

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8. Confidentiality.

8.1. Employee's Duty Regarding Confidential Information. Employee shall regard and preserve as confidential all Confidential Information pertaining to Employer's business. Such Confidential Information shall be deemed confidential whether obtained by Employee by reason of his employment with Employer or before or during the term hereof. Employee shall not, without the prior written consent of Employer, use for his own benefit or purposes, or disclose to others, either during his employment or at any time thereafter, and except as required in connection with his employment with Employer, any Confidential Information connected with the business developments of Employer. Employee shall not, without such prior written consent, take or retain or copy any Confidential Information of Employer. Employee represents and warrants that Employee has not, before execution of this Agreement, made any disclosures of the type prohibited by this Paragraph 8. Employee shall promptly disclose to Employer all discoveries, improvements, inventions, and ideas, conceived or made by Employee, either by Employee or with others, during Employee's employment hereunder, and which are related to the actual or anticipated business or activities of Employer. All such discoveries, improvements, inventions, and ideas shall automatically be exclusive property of Employer and shall be treated as Confidential Information unless otherwise permitted under this Paragraph 8. Employee shall execute any and all documents that Employer may reasonably request to evidence that such discoveries, improvements, inventions and ideas are the exclusive property of Employer, including, without limitation, assignments of the same.

8.2. Definition of Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Employer, other than by act or acts of an employee not authorized by Employer to disclose such information, and which relates to any one or more of the aspects of the present or past business of Employer or any of its predecessors, including but not limited to patents and patent applications, inventions and improvements, whether patentable or not, development projects, policies, processes, formulas, techniques, know-how and other facts relating to sales, advertising, franchising, promotions, financial matters, customers, customers' lists, customers' purchases or requirements, licenses and any trade secrets.

9.   Specific Performance. Employee acknowledges that a breach of any of the covenants contained in Paragraphs 8 hereof may result in material, irreparable injury to the Employer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Employer without posting any bond shall be entitled to obtain a temporary restraining order and a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by Paragraphs 8 hereof or such other relief as may be required to enforce any of the covenants contained in Paragraphs hereof.

10.  Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States overnight express mail, or nationally recognized private delivery service on an overnight basis, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Xavier Mitchell

7900 Balboa Blvd D4
Van Nuys, ca 91406

If to the Employer:

Valiant Eagle Inc.

6320 Canoga Ave

Suite 1564

Woodland Hills, Ca 91367

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11.  Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

12.  Representations and Warranties. The Employee hereby represents and warrants that he is free to enter this Agreement and to render his services pursuant hereto and that neither the execution nor delivery of this Agreement, nor the performance of his duties hereunder, violates the provisions of any other agreement to which he is a party or by which he is bound. It is further provided that Employee shall indemnify Employer for any and all damages and/or expenses (including attorney's fees) that may result from a breach of such representations.

13.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

14.  Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

15.  Paragraph Headings. Paragraph headings have been chosen and used for convenience in referring to the various actions and paragraphs of the Agreement and are not to be accorded by meaning or significance beyond such use in any interpretation of any provision of this Agreement.

16.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the state of Delaware.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of April, 2021

By:

/s/ Xavier Mitchell

Xavier Mitchell, Valiant Eagle Inc. - Director of Employer

/s/ Xavier Mitchell

Xavier Mitchell - Employee